Exhibit 10.20

RACKABLE SYSTEMS, INC.

FIRST AMENDMENT TO THE EMPLOYMENT AGREEMENT

This FIRST AMENDMENT TO THE EMPLOYMENT AGREEMENT (this “Amendment”), dated September 1, 2005 (the “Effective Date”), is executed by and among Rackable Systems, Inc., a Delaware corporation (the “Company”), and Thomas K. Barton (the “Executive”). The Company and the Executive are each individually referred to in this Amendment as a “Party” and are collectively referred to in this Amendment as the “Parties.” In this Amendment, all capitalized terms that are otherwise undefined will have the respective meanings specified for such terms as set forth in the Employment Agreement (as defined below).

RECITALS

A. Executive and the Company are parties to an Employment Agreement, dated December 23, 2002 (the “Employment Agreement”). The Employment Agreement outlines the general terms of employment for the Executive.

B. Pursuant to this Amendment and effective immediately upon the Parties’ mutual execution and delivery of this Amendment, the Parties desire to amend the Employment Agreement as follows.

AGREEMENT

In consideration of the mutual promises and covenants set forth in this Amendment, the receipt and sufficiency of which are acknowledged by the Parties, the Parties agree as follows:

1. Amendment to employment agreements. The parties agree that upon the effective date of this amendment, the employment agreement will be amended as follows:

1.1 Bonus Payment. The last sentence of Section 3(b) shall be deleted and replaced with the following: “The Bonus (if any) may be payable quarterly or as determined by the Board. At the Board’s discretion, the Company may elect to make bonus payments to Executive in addition to the Bonus.”

1.2 Severance. The reference to “six (6) months” in Sections 4(b)(i) and 4(b)(ii) shall be deleted and replaced with “twelve (12) months”.

1.3 Accelerated Vesting. The third sentence of Section 4(b) shall be deleted in its entirety and replaced with the following “In addition, in accordance with the Stock Option Agreement, in the event the Employment Period is terminated by the Company without Cause or by Executive for Good Reason prior to the fifth anniversary of the date hereof, the vesting of Executive’s stock options issued thereunder or any other stock options shall be accelerated by 12 months and notwithstanding the Stock Option Agreement, Executive shall have twelve (12) months to exercise such stock options.

1.4 Section 3(f) shall be deleted in its entirety.

2. Agreements. Except as expressly amended by this amendment, the employment agreement will continue in full force and effect. If any inconsistency, ambiguity, or conflict exists between this amendment and the employment agreement, then the terms and conditions of this amendment will govern and control such inconsistency, ambiguity, or conflict.

3. Titles and subtitles. The titles and subtitles used in this amendment are used for convenience only and are not to be considered in construing or interpreting this amendment.

4. Amendments, waivers, and termination. As of any particular time, any term of this amendment may be amended, the observance of any term of this amendment may be waived (either generally or in a particular instance and either retroactively or prospectively), or this amendment may be terminated, in each case only with the written consent of the company and the executive. Any amendment, waiver, or termination executed in accordance with this section 4 will be binding upon the executive, the company, the company’s successors-in-interest, and any person claiming for or on behalf of the executive or the company.

5. Effectiveness. This amendment is effective upon the execution and delivery of this amendment by the company and the executive.

* * * * *

The Parties have executed this First Amendment to the Employment Agreement as of the Effective Date.

THE COMPANY:

RACKABLE SYSTEMS, INC.

By:	/s/ BILL GARVEY
Name:	Bill Garvey
Its:	General Counsel & V.P. Corp. Dev.

THE EXECUTIVE:

/S/    THOMAS K. BARTON